Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 13, 2023 with respect to the audited consolidated statement of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended December 31, 2022, which appears in the Annual Report of MMTEC, INC. (the “Company”) on Form 20-F for the year ended December 31, 2024. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 22, 2025